Filed Pursuant to Rule 433 Registration No. 333-260710-04

Free Writing Prospectus dated September 27, 2023

Capital One Prime Auto Receivables Trust 2023-2

Issuing Entity

Capital One Auto Receivables, LLC

Depositor

Capital One, National Association

Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated September 27, 2023 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	Moody’s Investors Service, Inc.
Class A-2 Notes	AAAsf	Aaa (sf)
Class A-3 Notes	AAAsf	Aaa (sf)
Class A-4 Notes	AAAsf	Aaa (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive the ratings listed above.

 Underwriters

BofA Securities	RBC Capital Markets		Wells Fargo Securities

Academy Securities	Capital One Securities	R. Seelaus & Co., LLC	Siebert Williams Shank

The depositor filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor filed with or furnished to the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents free of charge by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322.